UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2017

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Summary

On January 6, 2017, Foundation Medicine, Inc. (the “Company”), announced the appointment of Troy Cox as the new Chief Executive Officer of the Company, effective February 6, 2017 (the “Commencement Date”). Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”), the Board increased the size of the Board to 10 directors and elected Mr. Cox to become a member of the Board effective as of the Commencement Date, to serve until the Company’s 2017 annual meeting of stockholders or his earlier death, resignation, retirement or removal. Michael Pellini, M.D. will resign as Chief Executive Officer of the Company, effective as of the Commencement Date. Dr. Pellini will remain a member of the Board and will serve as Chairman of the Board as of the Commencement Date. Alexis Borisy will relinquish his position as Chairman of the Board, but will continue to serve on the Board of Directors following the Commencement Date.

Troy Cox

Mr. Cox, age 52, joins the Company from Genentech, Inc. (“Genentech”) where he has worked since February 2010, most recently as a Senior Vice President, BioOncology Sales & Marketing. Before joining Genentech, Mr. Cox was employed by UCB S.A. (“UCB BioPharma”), as the President, CNS Operations with responsibility for developing and commercializing therapeutics for diseases primarily related to the central nervous system. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox received a bachelor’s degree in business administration in finance from the University of Kentucky, as well as a master’s degree in business administration from the University of Missouri.

In connection with his appointment, the Company and Mr. Cox have entered into a written employment agreement (the “Employment Agreement”), which provides for the following compensation terms for Mr. Cox. Mr. Cox will receive a base salary of approximately $550,000 per year and will be eligible to participate in the Company’s performance-based cash incentive bonus program, with a target annual bonus equal to 70% of his base salary. Mr. Cox will also receive a one-time sign-on payment of $324,000 and an equity award of restricted stock units of the Company with an aggregate value of $4,750,000 pursuant to the Company’s 2013 Stock Option and Incentive Plan (the “Plan”). The equity award will vest over a four-year period as follows: 25% will vest on the first anniversary of the grant date, and an additional 6.25% will vest on the first day of each subsequent quarter thereafter until all of the restricted stock united have vested. Mr. Cox is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If Mr. Cox’s employment is terminated by the Company without “Cause” at any time or by Mr. Cox for “Good Reason” within 18 months following a “Change of Control” (each as defined in the Employment Agreement), he would be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 18 months following the termination date, (2) continuation of coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company for 18 months following the termination date, and (3) a lump sum payment equal to a pro-rated portion of his annual bonus as calculated based on the number of days worked in the year in which termination occurs. If Mr. Cox becomes entitled to such termination payments within 18 months following a Change of Control, then any outstanding unvested time-based equity awards will also vest in full. Mr. Cox’s receipt of such termination payments and benefits is contingent upon execution of a general release of claims in favor of the Company.

Other than the Employment Agreement, Mr. Cox is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Cox and any other persons pursuant to which he was selected as a director or as Chief Executive Officer; provided that Mr. Cox’s appointment as Chief Executive Officer was approved in accordance with Section 2.05(a) of that certain Investor Rights Agreement between the Company, Roche Holdings, Inc. (“Roche”) and certain other parties, dated January 11, 2015 (the “Rights Agreement”).

Michael Pellini, M.D.

In connection with Mr. Cox’s appointment, Michael Pellini, M.D. will resign as Chief Executive Officer of the Company, effective as of the Commencement Date. Dr. Pellini will remain a member of the Board and will serve as Chairman of the Board effective as of the Commencement Date. On January 5, 2017, the Company and Dr. Pellini entered into a letter agreement (the “Chairman Agreement”), which provides for the following compensation terms for Dr. Pellini. As of the Commencement Date, Dr. Pellini will no longer receive the salary or benefits referenced in his Amended and Restated Offer Letter, dated September 9, 2013, but he will be eligible to receive an annual performance bonus for calendar year 2016. For service pursuant to the Chairman Agreement, Dr. Pellini will receive $250,000 for the first year following the Commencement Date, and $125,000 for the second year following the Commencement Date. Dr. Pellini’s performance-based restricted stock units will continue to vest as long as he serves on the Board. His restricted stock units that are not performance-based will continue to vest until the earlier of the date he no longer serves on the Board and December 31, 2017. Dr. Pellini’s vested stock options will remain exercisable until the later of February 6, 2020 and one year after Dr. Pellini no longer serves on the Board. Commencing as of the Company’s 2018 annual meeting of stockholders, Dr. Pellini will also be eligible to receive annual equity awards for Board members in accordance with the Company’s Non-Employee Director Compensation Policy.

Steven Kafka, Ph.D.

On January 5, 2017, the Company entered into a letter agreement with Steven Kafka, Ph.D., the Company’s President and Chief Operating Officer (the “Retention Agreement”) to provide cash and equity award retention payments to Dr. Kafka in order to further encourage Dr. Kafka to remain employed by the Company for at least 12 months following the Commencement Date (the “Retention Period”). Pursuant to the Retention Agreement, Dr. Kafka is eligible to receive a lump sum cash payment of up to $676,478 (the “Cash Retention Payment”), payable in two equal installments of $338,239 on the six month anniversary of the Commencement Date and the last day of the Retention Period, in each case so long as Dr. Kafka remains employed by the Company on such dates. Dr. Kafka will also receive an equity award of restricted stock units of the Company with an aggregate value of $1,000,000 pursuant to the Plan (the “Retention Equity Award”), which Retention Equity Award will vest in full on the last day of the Retention Period if Dr. Kafka is employed by the Company on that date. If Dr. Kafka is terminated by the Company without “Cause” (as defined in Dr. Kafka’s employment agreement with the Company) during the Retention Period, he will receive any remaining unpaid amount of the Cash Retention Payment and the Retention Equity Award will vest in full, in each case contingent upon execution of a general release of claims by Dr. Kafka in favor of the Company.

Investor Rights Agreement

In connection with Mr. Cox’s appointment as Chief Executive Officer and election to the Board, Dr. Pellini’s appointment as Chairman of the Board and the increase in the size of the Board to 10 directors, the Company entered into a Waiver and Consent with Roche, the Company’s majority stockholder (the “Waiver and Consent”) under the Rights Agreement. In the Waiver and Consent, Roche waived its right under Section 2.02(a) of the Rights Agreement to designate a minimum one-third of the directors of the Company, effective until the conclusion of the Company’s 2017 annual meeting of stockholders, consented to the appointment of Mr. Cox as Chief Executive Officer under Section 2.05(a) of the Rights Agreement and consented to Dr. Pellini’s appointment and continued service on the Board notwithstanding that Dr. Pellini will no longer be Chief Executive Officer and will not satisfy the criteria to qualify as an “Independent Director” (as defined in the Rights Agreement) under Section 2.02(a) of the Rights Agreement.

Each of the foregoing descriptions of the Employment Agreement, the Chairman Agreement, the Retention Agreement and the Waiver and Consent is a summary and is qualified in its entirety by reference to the Employment Agreement, the Chairman Agreement, the Retention Agreement and the Waiver and Consent, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference herein. A copy of the press release issued by the Company announcing the foregoing activities is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Foundation Medicine, Inc. and Troy Cox, dated January 5, 2017

10.2	Letter Agreement by and between Foundation Medicine, Inc. and Michael Pellini, M.D., dated January 5, 2017

10.3	Retention Agreement by and between Foundation Medicine, Inc. and Steven Kafka, Ph.D., dated January 5, 2017

10.4	Waiver and Consent by and between Foundation Medicine, Inc. and Roche Holdings, Inc., dated January 5, 2017

99.1	Press release issued by Foundation Medicine, Inc. dated January 6, 2017, furnished hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
	Name:	Robert W. Hesslein
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Foundation Medicine, Inc. and Troy Cox, dated January 5, 2017

10.2	Letter Agreement by and between Foundation Medicine, Inc. and Michael Pellini, M.D., dated January 5, 2017

10.3	Retention Agreement by and between Foundation Medicine, Inc. and Steven Kafka, Ph.D., dated January 5, 2017

10.4	Waiver and Consent by and between Foundation Medicine, Inc. and Roche Holdings, Inc., dated January 5, 2017

99.1	Press release issued by Foundation Medicine, Inc. dated January 6, 2017, furnished hereto